Mosaic Funds
1655 Ft. Myer Drive
Suite 1000
Arlington, VA  22209-3108
703-528-3600


October 29, 1998

Mosaic Government Money Market Trust
Mosaic Equity Trust
Mosaic Income Trust
Mosaic Tax-Free Trust
Mosaic Focus Fund Trust
Madison Mosaic, LLC
Madison Investment Advisors, Inc.
1655 Ft. Myer Drive, Suite 1000
Arlington, Virginia  22209-3108

	RE:  Name Change

Dear Sir/Madam:

This is to confirm that effective today, Artisan Investment Services, LLC formally changed its name to Mosaic Funds Distributor, LLC. Other than its name, no other matters affecting our various relationships with you have changed. This letter will confirm that any reference to Artisan Investment Services, LLC (or Artisan Securities, LLC) in any agreement with you shall refer to Mosaic Funds Distributor, LLC after October 29, 1998.

Very truly yours,

(signature)

W. Richard Mason
Principal
Mosaic Funds Distributor, LLC

Distribution Agreement

This Agreement is made by and between Artisan Investment Services, LLC a Wisconsin limited liability corporation having its principal place of business in Arlington, Virginia (the "Distributor"),and Mosaic Equity Trust, Mosaic Tax-Free Trust, Mosaic Income Trust, Mosaic Focus Fund Trust and Mosaic Government Money Market Trust, each a Massachusetts business trust created pursuant to a Declaration of Trust filed with the Clerk of the City of Boston, Massachusetts (the "Trusts").

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the parties hereto, intending so to be legally bound, agree with each other as follows:

1. Appointment of Distributor. Except as otherwise provided herein, the Trusts hereby appoint the Distributor its exclusive agent to offer and distribute shares of the Trusts at the public offering price thereof described and set forth in the Trusts' current prospectus. The Distributor hereby accepts such appointment. The Distributor shall have no obligation to sell, distribute or redeem any specific amount of the Trusts' shares.

2. Scope of Authority. The Distributor is authorized act as the Trusts' agent to make offers of the Trusts' shares directly to the public or distribute such shares to the public through securities brokers, dealers or other intermediaries. The Distributor is also authorized to act as an agent of the Trusts in connection with any redemption of the Trusts' shares, either directly or through securities brokers, dealers or other intermediaries. In the performance of its activities hereunder, the Distributor shall be authorized to take such action not inconsistent with the express provisions hereof as it deems advisable.

The Distributor agrees that in offering, selling or redeeming shares of the Trusts it will duly conform to all applicable State and Federal laws and the rules and regulations of any self-regulatory organization established pursuant to Federal law to which the Distributor may belong. The Distributor is authorized by the Trusts only to give information or make representations regarding the Trusts' shares to the extent such information or representations are contained in the Trusts' current prospectus or in its registration statement filed with the Securities and Exchange Commission or in supplemental information to such prospectus approved by the Trusts. The Distributor agrees that any other such information or representations it provides shall be given entirely without liability or recourse to the Trusts.

3. Discretion of the Trusts. Notwithstanding any other provision hereof and in its sole discretion with or without prior notice thereof to the Distributor, the Trusts may distribute their own shares directly to any person, may suspend any or all sales of their shares, and may decline to make any particular sale of their shares By notice thereof to the Distributor, the Trusts may appoint additional non-exclusive agents for the sale and distribution of their shares, but in the absence of such notice the Distributor shall remain the Trusts' exclusive agent for such sales.

It is understood that each Trust shall distribute its own shares, except to the extent that such responsibility is specifically assumed by The Distributor herein, pursuant to its authority and discretion under Section 2. The Distributor shall perform the following marketing-related functions and duties:

I. Send Trust prospectus packages to prospective investors in response to their request, such packages to include instructions for purchase of Trust shares directly from the respective Trust and applicable supplemental sales literature prepared and approved by the Distributor;

II. Generally discuss the nature and objectives of the Trusts in response to prospective or current investor inquiries; and

III. Review and approve all mutual fund advertising and sales literature.

It is further understood that the Trusts shall, as issuers and transfer agents, be responsible for effecting purchases and redemptions of all Trust shares, maintaining any purchase and sales books and records (including, if applicable, order tickets), new account forms and creating, maintaining and
delivering shareholder confirmations and account statements.   The Distributor
shall not be responsible for providing such services in its capacity as distributor of the Trusts.

4. Other Activities of the Distributor. The Distributor and any of its affiliates shall be free to engage in any other lawful activity, including the rendering to others of services similar to those to be rendered to the Trusts hereunder; and the Distributor or any interested person thereof shall be free to invest in the Trusts as a shareholder, to become an officer or Trustee thereof if properly elected, or to enter into any other relationship with the Trusts approved by the Trustees and in accordance with law.

5. Compensation to the Distributor. Unless a current prospectus of the applicable Trust provides for compensation to underwriters or to persons who distribute its shares, the Distributor shall receive no direct compensation in connection with the activities authorized hereby.

The Trusts shall reimburse to the Distributor monthly for any reimbursable costs incurred by the Distributor in connection with the affairs of the Trusts. Such "reimbursable cost" shall be limited to the reasonable costs incurred by the Distributor in connection with services rendered to the Trusts' existing shareholders approved by the Trustees of the Trusts or in connection with registration under State or Federal securities laws, taxes or other out-of-pocket charges incurred by reason of sales or redemptions of the Trusts' shares, but only to the extent the Distributor is not otherwise directly compensated for such services, sales or redemptions.

The parties to this agreement recognize that the Distributor is a wholly owned subsidiary of Madison Investment Advisors, Inc. and it all its costs and expenses will be borne by Madison Investment Advisors, Inc. and its other wholly owned subsidiary, Bankers Finance Advisors, LLC pursuant to a shared services agreement between Bankers Finance Advisors, LLC and the Distributor.

6. Relationship to Investment Advisor. It is understood by the parties hereto that concurrently with the execution of Agreement or previously, the Trusts have also entered into an Investment Advisory Agreement with Bankers Finance Advisors, LLC and Madison Investment Advisors, Inc. as the investment Advisor to the Trusts (the "Advisor"), pursuant to which the Advisor will provide management services to the Trusts and administer its affairs. The Distributor has entered into this Agreement to perform certain services partially in consideration of the Trusts' ongoing employment of the Advisor as aforesaid. If at any time the Advisor ceases to act as investment Advisor to the Trusts under terms substantially those of the Investment Advisory Agreement or if at any time the Advisor ceases to be an entity at least 50% (in terms of voting rights) under common control with the Distributor, then this Agreement shall immediately terminate as of a date 30 days from the date of such event, unless within such 30-day period the Distributor gives written notice to the Trusts that it waives such termination. The Trusts specifically acknowledge and accept the relationship between the Distributor hereunder and the Advisor.

7. Limitation of the Distributor's Liability. The Distributor shall not be liable for any loss incurred in connection with any of its activities hereunder, nor for any action taken, suffered or omitted and believed by it to be advisable or within the scope of its authority or discretion, except for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the responsibilities assumed by it under this Agreement.

8. Limitation of Trusts' Liability. The Distributor acknowledges that it has received notice of and accepts the limitations upon the Trusts' liability set forth in their respective Declarations of Trust. The Distributor agrees that the Trusts obligations hereunder in any case shall be limited to the Trusts and to their assets and that the Distributor shall not seek satisfaction of any such obligation from the shareholders of the Trusts nor from any Trustee, officer, employee or agent of the Trusts.

9. Term of Agreement. This Agreement shall continue in effect for two years from the date of its execution; and it shall continue in force thereafter (but subject to the termination provisions below), provided that it is specifically approved at least annually by the Trustees of the Trusts or by a majority vote of the outstanding securities of the Trusts (without regard to series or classes of shares), and in either case by the vote of a majority of the Trustees who are not interested persons of the Trusts, cast in person at a meeting called for that purpose.

10. Termination by Notice. Notwithstanding any provision of this Agreement, it may be terminated at any time, without penalty, by the Trustees of the Trusts or by the Distributor, upon 30 day's written notice to the other party.

11. Termination Upon Assignment. This Agreement may not be assigned by the Distributor and shall automatically terminate immediately upon any assignment. Noting herein shall prevent the Distributor from employing any other persons or agents, as its own expense, to assist it in the performance of its duties hereunder.

12. Amendments. This Agreement may be amended at any time by mutual agreement in writing by the parties hereto, provided that such amendment is approved by Trustees of the Trusts, including a majority of the Trustees who are not interested persons of the Trusts, cast in person at a meeting called for that purpose.

13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Wisconsin.

14. Use of Terms. The terms "interested person," assignment and "majority of the outstanding voting securities," as used herein, shall have the same meanings as in the Investment Company Act of 1940 and any applicable regulations thereunder.

IN WITNESS WHEREOF, the parties have caused this amended and restated Agreement to be signed on their behalf by their respective officers duly authorized and their respective seals to be affixed hereto, effective the 30th day of July, 1998.

Artisan Investment Services, LLC

(signature)
By: W. Richard Mason, Principal

Mosaic Equity Trust, Mosaic Income Trust, Mosaic Focus Fund Trust, Mosaic Tax-Free Trust, Mosaic Government Money Market

(signature)             (signature)
Thomas S. Kleppe        Frank E. Burgess
Trustee                 Trustee

(signature)             (signature)
Lorence Wheeler         James Imhoff, Jr.
Trustee                 Trustee